FOR IMMEDIATE RELEASE

August 13, 2015

PCS EDVENTURES POSTS PROFITABLE Q1 EARNINGS FOR FY2016

Executive Management Discusses Q1 Profitability and Board Expansion for FY2016

Boise, Idaho, August 13, 2015 -- PCS Edventures!.com, Inc. (PCSV), a leader of K-12 STEM Education is excited to announce the results of its 10Q financial results for FY2016 Q1 ended June 30: Total revenues for Q1 were $1,291,219, up 29% from the same quarter in the prior year, which yielded an operating income of $233,000 and a net income of $130,000. The end results for the quarter are demonstrative of significant growth from FY2015.

Robert Grover, Co-CEO, said of the results, “PCS is on the right track. Because of commitment to product development, marketing focus, and now having featured products with a nationwide distribution partner, School Specialty, we expect to see increased sales in our STEM products. We’re also excited about new opportunities that we are exploring in advanced robotics such as drones, an area in which we have developed curriculum and supply chain partners.”

Russelee Horsburgh, Controller and Vice President, said “In addition to the 29% revenue increase, our ongoing cost-cutting measures contributed to our bottom line results through more effective utilization of resources, and efficient use of marketing dollars. Compared to the same quarter from last year, we reported operating expenses of $124,000 less accomplished through reduction in wages and G&A expenses. As a company, we continue to implement more rigorous programs for driving accountability, efficiency, and growth each quarter to continue this trend of positive earnings.”

Todd Hackett, Co-CEO stated, "It is encouraging to see that the efforts put forth to create a positive net income for the business over the last three months have been so successful. It is important that at this stage we aggressively grow the company and continue to innovate. I’m particularly excited about the opportunity that drone sales could bring to the company’s Q3 in the retail space. We are exploring this opportunity carefully. Let me stress that maintaining profitability is key. I feel it is time that all of our shareholders begin reaping the benefits from their continued support of PCSV."

PCS also welcomed two new Directors to its Board in Q1 who bring a wealth of experience and value to the company:

Ms. Paula LuPriore is a technology CEO with diverse experience as an international business leader for multinational (IBM), mid-market and early stage companies. With a focus on enterprise software, SaaS (Software-as-a-Service), and hardware, Ms. LuPriore has led $multi-billion product portfolios and innovation, launched new businesses in markets worldwide, and led large, complex organizations to achieve results globally. Ms. Lupriore is CEO of WujiTech, Inc., an emerging software company that offers a breakthrough mobile and enterprise-level solution for Neurofeedback and health data analytics.

Ms. K. Sue Redman is an Executive Professor in the Accounting Department of Mays Business School at Texas A&M University. Ms. Redman is also the President of Redman Advisors LLC, a private consulting firm specializing in the areas of enterprise risk management, corporate finance, accounting and strategy. Ms. Redman was a Director from 2006 to 2013 of Apollo Group, Inc., a publicly held education provider with annual revenues of $4 billion and which traded on NASDAQ.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCMKTS:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and is listed on the OTC Markets platform under the symbol "PCSV."

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Investor Contact: Robert Grover (800) 429-3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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